Exhibit 99.5
Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
Apollo Management Media Relations:
Kelly Nugent
Associate Vice President
Rubenstein Associates
212-843-8069 or 646-275-7040/mobile
News
For Immediate Release:
Popular, Inc. Announces Completion of Sale of Majority Interest in EVERTEC to Funds Managed by Apollo Management, L.P.
     San Juan, Puerto Rico, Thursday, September 30, 2010 — Popular, Inc. announced today the completion of the merger pursuant to which funds managed by Apollo Management, L.P. acquired a 51% interest in Popular’s processing subsidiary, EVERTEC, and related processing businesses, through the establishment of a joint venture. The new joint venture is valued at approximately $868 million. As part of the transaction, Popular transferred its merchant acquiring and processing and technology businesses to EVERTEC.

     “This transaction concludes our capital plan,” said Popular, Inc. Chairman & CEO Richard L. Carrión. “We retained 49 percent in EVERTEC because we strongly believe this partnership has great potential to expand its business.”
     “We are pleased this transaction has closed, and we look forward to partnering with Popular, the EVERTEC management team, its employees and customers to continue the expansion and growth of this strong franchise,” said Apollo senior partner Marc Becker.
     The transaction is expected to result in a net gain after taxes for Popular of approximately $570 million. The net cash proceeds to be received by Popular after paying for transaction costs and taxes are estimated at approximately $610 million. The sale has a positive impact of approximately 2.22 percent on Tier 1 Common, Tier 1 Capital and Total Capital ratios, and of approximately 1.43 percent on Popular’s Tier 1 Leverage ratio.
     In April of this year, Popular raised $1.1 billion in a public equity offering, which when combined with the gain in this transaction represents approximately $1.7 billion in new capital.
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     Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 33rd by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.
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About Apollo
     Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of over $53 billion as of December 31, 2009, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.
     An electronic version of this press release can be found at the Corporation’s website, www.popular.com.
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